Exhibit 99.1

Kyphon Appoints Frank M. Phillips, M.D. to Board of Directors

SUNNYVALE, Calif., July 20, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Kyphon Inc. (Nasdaq: KYPH) announced today that Frank M. Phillips, M.D. has joined the Company’s board of directors.

Dr. Phillips is currently Professor of Orthopaedic Surgery and Director of the Section of Minimally Invasive Spine Surgery at Rush University Medical Center in Chicago. Prior to this position, Dr. Phillips served as the Director of The University of Chicago Spine Center, in addition to being an Associate Professor of Surgery at The University of Chicago. Dr. Phillips is Board-Certified by the American Board of Orthopaedic Surgery and has authored over 50 clinical and basic science publications and presentations dealing with spinal procedures.

“We are extremely pleased with the addition of Dr. Phillips to Kyphon’s board of directors,” said Richard Mott, president and chief executive officer of Kyphon. “Having someone with Dr. Phillip’s clinical experience on our board will be of great value to Kyphon as we pursue our R&D and new business development agenda in the areas of spinal fractures and disc repair & regeneration.”

“I have been very impressed by Kyphon’s increasing prominence in the spine arena and believe the company has the products, technology and management capabilities to realize even greater success in the years ahead,” stated Dr. Phillips. “I look forward to working with management as the company enhances its presence in delivering innovative, minimally invasive spinal therapies.”

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company’s KyphX line of products are used in balloon kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis or cancer. For more information, visit Kyphon’s Web site at http://www.kyphon.com.

NOTE: Kyphon and KyphX are registered trademarks of Kyphon Inc.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “targets,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.